 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated May 21, 2015, relating to the financial statements and financial highlights which appears in the March 31, 2015 Annual Report to Shareholders of Value Line Asset Allocation Fund Inc. and Value Line Small Cap Opportunities Fund Inc. (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 20, 2015